EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-125067 on Form S-8 of our report dated February 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of a new accounting standard), relating to the financial statements of UMB Financial Corporation and Subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of UMB Financial Corporation for the year ended December 31, 2006.

February 28, 2007